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June 7, 2007

                   Harvey Electronics Appoints New Interim CEO

Lyndhurst, N.J., June 7 -- Harvey Electronics, Inc. ("Harvey" or the "Company" NASDAQ Capital Market symbol HRVE) today announced that its Board of Directors has appointed Michael E. Recca as the Company's Interim Chief Executive Officer. Mr. Recca will step into the role of Martin McClanan, who has completed his Interim CEO contract with the Company effective June 5. Mr. McClanan will become an advisor to the Company.

Mr. Recca has been a member of the Board, and previously Chairman of Harvey for nearly 10 years. He has remained an active participant in the rejuvenation and financial turn around efforts at Harvey. He has accepted the Interim Chief
Executive position in anticipation of the completion of the acquisition of Myer-Emco, Inc.

Mr. McClanan will be returning to his home on the West Coast. McClanan said, "I am proud of the progress we have made at Harvey since last November. We have seen notable improvements in the marketing, internet activity, training and in the "in-store" experience at the Company. I am optimistic about how these initiatives will put the Company in a position to return to growth and profitability. I am, and will remain, an enthusiastic supporter of the Company."

Andy Stackpole, Chairman of Harvey, commented, "From the outset, Martin's role with Harvey was intended to be a short-term one with the goal of guiding us through the initial phases of our turnaround and the acquisition of Myer-Emco. Having accomplished these goals, the entire Board and I wish to extend our deep appreciation to Martin for the positive changes he has made in such a short period of time."

"We are also pleased that we have someone with Mike Recca's knowledge and history with the Company to guide us through the integration of Harvey and Myer-Emco. Mike has played an instrumental role in the Myer-Emco transaction and has the experience to work with both Gary Yacoubian, our future President and COO and the entire management team, to ensure that the synergies we anticipate from combining the two businesses will be realized as smoothly and expeditiously as possible following the completion of the Myer-Emco transaction."

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                                                                  Press Release
                                                                         Page 2
                                                                   June 7, 2007



Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the New York metropolitan area. The

Company operates nine locations; in Manhattan at Fifth Avenue and 45th St, inside ABC Carpet and Home and a Bang & Olufsen showroom 927 Broadway near Union Square, in New Jersey; in Eatontown, Bridgewater and Paramus; in Greenwich Connecticut and on the North Shore of Long Island in Greenvale/Roslyn.

New York Magazine named Harvey "Best in New York in 2007" the best place to buy home theater in New York. Audio Video International, a well-respected trade publication, had named Harvey Electronics a national "Top Ten Retailer of the Year", seven years in a row.

We invite you to visit a Harvey or one of our Bang & Olufsen showrooms, and be sure to ask about our unique custom installation services.


o    Michael E. Recca
     Interim Chief Executive Officer
     (917)846-1917

o    Joseph J. Calabrese
     Executive Vice President &
     Chief Financial Officer
     (201) 842-0078 ext. 2502



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